Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Anheuser-Busch InBev SA/NV:

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-165065 and 333-165566) of Anheuser-Busch InBev SA/NV of our report dated April 14, 2010, with respect to the consolidated statement of financial position of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2009, which report appears in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2009.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

Statutory auditor

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

April 14, 2010